   As filed with the Securities and Exchange Commission on September 25, 1998

                                  Registration Statement No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      TRINET CORPORATE REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     MARYLAND                                              94-3175659
           (State or other Jurisdiction                                 (I.R.S. Employer
         of Incorporation or Organization)                             Identification No.)

                       ONE EMBARCADERO CENTER, 33RD FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-4300
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------
                             ROBERT W. HOLMAN, JR.
                            CHIEF EXECUTIVE OFFICER
                      TRINET CORPORATE REALTY TRUST, INC.
      One Embarcadero Center, 33rd Floor, San Francisco, California 94111
                                 (415) 391-4300
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                                    COPY TO:
                             DAVID W. WATSON, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000
                            ------------------------

Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM
    TITLE OF SHARES TO BE           AMOUNT TO BE         AGGREGATE PRICE PER       AGGREGATE OFFERING     AMOUNT OF REGISTRATION
         REGISTERED                REGISTERED(1)               SHARE(2)                 PRICE(2)                   FEE
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
Common Stock, $.01 par value
  per share(3)...............        3,000,000                 $30.6875              $92,062,500.00              $27,159
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

(1) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(2) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of TriNet Corporate Realty Trust, Inc. on September 21, 1998, pursuant to Rule 457(c) under the Securities Act and is made solely for the purposes of determining the registration fee.

(3) This Registration Statement also relates to the Rights to purchase shares of Series D Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, April 13, 1998, pursuant to the terms of the Registrant's Rights Agreement dated February 25, 1998 between the Registrant and Harris Trust & Savings Bank, as Rights Agent. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        3,000,000 SHARES OF COMMON STOCK

                      TRINET CORPORATE REALTY TRUST, INC.

     TriNet Corporate Realty Trust, Inc., a Maryland corporation (the "Company"), hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide both interested new investors as well as existing stockholders of the Company's stock (including the Company's common stock, par value $0.01 per share (the "Common Stock"), and other classes of equity securities outstanding from time to time (collectively, the "Company Stock")) with an economical and convenient method to purchase shares of Common Stock under the stock purchase provision of the Plan (the "Stock Purchase Program"). The Plan also permits stockholders to designate all, a portion or none of the cash dividends on their newly purchased Common Stock and cash dividends on their existing Company Stock for reinvestment in more shares of Common Stock through the dividend reinvestment provisions of the Plan (the "Dividend Reinvestment Program"). Some of the significant features of the Plan are as follows:

     - Participants (as defined in Questions 2 and 5) may purchase additional shares of Common Stock at a 3% discount (subject to change) by automatically reinvesting all or a portion of their cash dividends on Company Stock in the Dividend Reinvestment Program. See Question 12.

     - Participants may also purchase shares of Common Stock at a 3% discount (subject to change) by making optional cash payments of $100 to $10,000 per month. See Questions 12 and 17.

     - Optional cash payments in excess of $10,000 may be made with the permission of the Company. Such purchases may be priced at a discount ranging from 0% to 5% as determined by the Company in its sole discretion from time to time. See Question 17.

     - Common Stock will be purchased by the Plan Administrator (as defined in Question 4) directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company, to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

     - Holders of shares currently enrolled in the Company's previous Dividend Reinvestment Plan will automatically be enrolled in this Plan. Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Stockholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the shares held in their Plan account ("Plan Shares") be sold by the Plan Administrator. See Question 27.

     - Holders of Company Stock held in their own name ("Record Owners") may participate directly. Holders of shares in bank, broker or other nominee names (a "Beneficial Owner") may participate in the Plan by requesting that the bank, broker or other nominee reinvest dividends and/or make optional cash payments on the Beneficial Owner's behalf. Alternatively, Beneficial Owners may ask their bank, broker or other nominee to transfer the shares into the Beneficial Owner's own name and then participate directly. See Questions 6 and 8.

     The shares of Common Stock, both those outstanding and those offered hereby, as well as other shares of Company Stock, are subject to repurchase by the Company under certain conditions and are subject to certain restrictions on ownership and transferability which prohibit any single person from owning shares in excess of 9.3% of the value of any class or series of the outstanding capital stock of the Company.

     The Company will bear the costs relating to the registration of the Common Stock being offered hereby, estimated to be approximately $70,000.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Plan Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange ("NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     In accordance with Section 2-210 of the Maryland General Corporation Law, as amended (the "MGCL"), the Board of Directors has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without certificates. The Company has the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. In addition, the Company's Articles of Incorporation impose limitations on the ownership and transfer of the Company's capital stock. The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so designated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: TriNet Corporate Realty Trust, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, Attention: General Counsel.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998, (iii) the Company's Current Reports on Form 8-K filed with the Commission on January 16, 1998, January 21, 1998, February 20, 1998, February 24, 1998, March 4, 1998, March 13, 1998, April 22, 1998, June 5, 1998, June 19,
1998 and September 4, 1998, (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 1, 1993, (v) the Company's Registration Statement on Form 8-A, dated June 12, 1996, as amended by the Company's Registration Statement on Form 8-A/A dated June 28, 1996, (vi) the Company's Registration Statement on Form 8-A, dated August 6, 1996, as amended by the Company's Registration Statement on Form 8-A/A dated August 9, 1996, (vii) the Company's Registration Statement on Form 8-A dated October 3, 1997 and (viii) the description of the Company's Rights to purchase shares of the Company's Series D Junior

Participating Preferred Stock contained in the Registration statement on Form 8-A filed with the Commission on March 13, 1998.

     All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Geoffrey M. Dugan, Vice President and General Counsel, TriNet Corporate Realty Trust, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, telephone (415) 391-4300.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     TriNet Corporate Realty Trust, Inc. (collectively with its subsidiaries, the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, manages and leases predominantly office and industrial properties to major corporations nationwide, including corporate headquarters and strategically important distribution facilities. The Company is a Maryland corporation and its common stock, par value $.01 per share (the "Common Stock"), is listed on the NYSE under the symbol "TRI."

     The Company believes that operating a national portfolio of real estate reduces the risk of exposure to economic downturns in any one market. Within its national operating strategy, TriNet's acquisition efforts are focused on markets with growing employment, increasing real estate occupancy rates and rising rents. As of June 30, 1998, TriNet's portfolio consisted of 127 properties totaling 18.6 million square feet in 25 states, and was 98.3% leased.

     On February 25, 1998, the Company and Harris Trust & Savings Bank, as Rights Agent, entered into a Rights Agreement (the "Stockholder Rights Plan"), the purpose of which is, among other things, to enable stockholders to receive fair and equal treatment in the event of any proposed acquisition of the Company. The Stockholder Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's Common Stock. The following summary description of the Stockholder Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Company's Stockholder Rights Plan, which has been previously filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A.

     In connection with the adoption of the Stockholder Rights Plan, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock to stockholders of record as of the close of business on April 13, 1998. The Rights currently are not exercisable and are attached to and trade with the outstanding shares of Common Stock. Under the Stockholder Rights Plan, the Rights become exercisable for shares of Common Stock if a person becomes an "acquiring person" by acquiring 15% or more of the issued and outstanding shares of Common Stock. In the event that a person becomes an "acquiring person," each holder of a Right (other than the acquiring person, whose Rights become null and void) would be entitled to acquire such number of shares of the Company's Common Stock having a value equal to two times the "purchase price" of the Right. If the Company is
(i) acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than holders whose Rights have become null and void) would then be entitled to purchase shares of the acquiring company's common stock having a value equal to twice the "purchase price" of the Right.

     The Company was incorporated under the laws of the State of Maryland on March 4, 1993. The Company's principal executive offices are located at One Embarcadero Center, 33rd Floor, San Francisco, California 94111, and its telephone number is (415) 391-4300. The Company also maintains regional offices in Florida and Pennsylvania.

     Additional information regarding the Company, including the audited financial statements of the Company and descriptions of the Company, is contained in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" above.

                                USE OF PROCEEDS

     The Plan will raise additional capital for the Company to the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares (rather than shares acquired in the open market). The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. The Company intends to use the net proceeds from the sale of Common Stock for one or more of the following: repayment of indebtedness, investments in new properties, maintenance of currently owned properties and general corporate purposes.

                                SUMMARY OF PLAN

     The Plan provides both current owners of Company Stock and interested new investors with a convenient and attractive method of investing cash dividends and optional cash payments of $100 to $10,000 per month in shares of Common Stock at a discount from the Market Price (as defined in Question 12) and without payment of any brokerage commission or service charge. In addition, optional cash payments in excess of the $10,000 monthly limit may be invested in shares at a discount from the Market Price in cases where the Company, at its discretion, approves a Request for Waiver for such stock purchases (see below and Question 17). Each of the discounts has been initially established by the Company at 3%, is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount (as defined in Question 17 and discussed below), the Company will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant Record Date (as defined in Question 13), or prior to enrollment for new investors, via an appropriate press release.

     Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Participants may elect to have the certificates for Common Stock purchased with optional cash payments, sent to them free of charge or retained by the Plan Administrator for safekeeping, and additional certificates may be sent to the Plan Administrator for safekeeping without payment of any fee. See Question 24. Participants may also request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants for a nominal fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares, all of which will be deducted by the Plan Administrator and the balance sent to the Participant. See Question 27.

     Should the Company choose to allow purchases in excess of the $10,000 monthly limit, with a discount of 0% to 5% (the "Waiver Discount") from the Market Price, at least five (5) business days prior to the Optional Cash Payment Due Date, the Company will establish the Waiver Discount and Threshold Price (each as defined in Question 17), applicable to all optional cash payments that exceed $10,000 in that month. The Company may choose not to offer an opportunity
for such waivers for any month. Interested Participants may call (   )      to
receive notice of the designated Waiver Discount and Threshold Price for that month, if any. A Participant must seek permission to exceed the normal $10,000 limit via submission of the Request for Waiver form. If approved by the Company, full payment along with an Authorization Form and a copy of the approved Request for Waiver form must be received by the Optional Cash Payment Due Date. See Question 17 for further information about this aspect of the Plan. The Waiver Discount and Threshold Price, which may vary each month, will be established in the Company's sole discretion. With respect to optional cash payments that exceed $10,000, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, 1/10 of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or Threshold Price, if any.

     The Company expects to receive Requests for Waiver from financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Company Stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waiver have been submitted and the administrative constraints associated with granting such Requests for Waiver. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan may be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, could be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted it is expected that a greater number of shares will be issued under the Stock Purchase Program of the Plan as opposed to the Dividend Reinvestment Program of the Plan. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no pre-established maximum limit on the number of shares that may be purchased pursuant to approved Requests for Waiver.

     Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the Stock Purchase Program of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends or optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                    THE PLAN

     On September 9, 1998, the Board of Directors voted to replace the original Dividend Reinvestment Plan with the Plan as set forth below. The following questions and answers explain and constitute the Plan. Stockholders who do not participate in the Plan will receive cash dividends, as declared and paid in the usual manner. Certain capitalized terms are defined in the glossary included at the end of this Prospectus.

                                    PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

     The primary purpose of the Plan is to provide both current stockholders of the Company Stock and interested new investors with an economical and convenient method of increasing their investment in the Company. Current stockholders are permitted to invest cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge and at a discount from the Market Price (as defined in Question 12). Current stockholders as well as new investors may also invest optional cash payments in shares of Common Stock at a discount from the Market Price and without payment of any brokerage commission or service charge. See Questions 5 and 6 for a description of the stockholders who are eligible to participate in the Plan and methods for Beneficial Owners and current non-stockholders to become eligible to participate. To the extent shares are purchased from the Company under the Plan, the Company will receive additional funds for use as described above under "Use of Proceeds."

     The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Stock Purchase Program (see Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers).

     However, the Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of the Company's Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of

Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Company Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2.  WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

     Dividend Reinvestment Program. Holders of Company Stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Stock Purchase Program described below (each a "Participant"; see also Question 5 regarding the definition of a "Participant") may elect to have all, a portion or none of their cash dividends paid on their shares of Company Stock automatically reinvested in additional shares of Common Stock through the Dividend Reinvestment Program. Cash dividends are paid on Common Stock when and as declared by the Company's Board of Directors, generally on a quarterly basis. Cash dividends are paid in shares of preferred stock in accordance with the Articles Supplementary establishing the rights, preferences and privileges of such preferred stock. See "Dividends." Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no limitation on the amount of dividends a Participant may reinvest under the Dividend Reinvestment Program.

     Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of Common Stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. The maximum limit is subject to waiver at the Company's discretion. See Question 17. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared. Participants are not required to enroll any shares of Common Stock purchased through the Stock Purchase Program into the Dividend Reinvestment Program but may designate all or a portion of such shares for such participation on the Authorization Form if desired.

                          ADVANTAGES AND DISADVANTAGES

3.  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

  Advantages

     (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Company Stock in additional shares of Common Stock without payment of any brokerage commissions or service charge and at a discount, which is currently 3% and is subject to change by the Company. See Question 12. The Company will provide Participants with written notice of any change in the applicable discount at least 30 days prior to the relevant Record Date (as defined in Question 13) via an appropriate press release. See Question 12.

     (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of Common Stock at a 3% discount from the Market Price (subject to change upon advance notice to Participants) and without payment of any brokerage commission or service charge. The Participant may designate all, a portion or none of such purchased shares to be enrolled in the Dividend Reinvestment Program.

     (c) All cash dividends paid on Participants' Plan Shares enrolled in the Dividend Reinvestment Program can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Participants' Plan accounts.

     (d) At no charge and at the election of Participants, the Plan Administrator either sends certificates to Participants for optional shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

     (e) A Participant may also elect to deposit with the Plan Administrator certificates for the stockholder's other shares of Company Stock registered in his or her name for safekeeping without charge. Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested and properly insured, to the address specified in Question 35 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new certificates will be issued.

     (f) Periodic statements reflecting all current activity, including purchases of Plan Shares and the most recent Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

  Disadvantages

     (a) No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver may also be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

     (b) With respect to shares acquired from the Company, the actual number of shares to be issued to the Participant or the Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, Participants will not know the actual price per share or number of shares they have purchased.

     (c) With respect to shares acquired from the Company, while the Plan currently provides for a discount for reinvested dividends and optional cash payments, the Participant's purchase price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date (as defined in Questions 11 and 18) when the shares are issued or thereafter. This is because the discount is based on the Market Price (as defined in Question 12) of the Common Stock over a period of ten Trading Days (as defined in Question
12). The trading price on the Investment Date generally governs the amount of taxable income to stockholders. See Question 40.

     (d) Because optional cash payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 11 and 18 through 20 for detailed information.

     (e) Resales of shares of Common Stock credited to a Participant's Plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), plus any brokerage commissions and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

     (f) Shares of Common Stock deposited in the Participant's Plan account cannot be pledged until such shares are withdrawn from the Plan. See Question 38.

                                 ADMINISTRATION

4.  WHO ADMINISTERS THE PLAN?

     The Company has retained                , as plan administrator (the "Plan
Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Certificates for shares of Common Stock purchased pursuant to the Stock Purchase Program but not designated for investment in the Dividend Reinvestment Program will be sent to the Participant or held by the Plan Administrator, at the Participant's discretion, free of charge. Plan Shares designated for investment in the Dividend Reinvestment Program will be held by the Plan Administrator and registered in the Plan Administrator's name (or its nominee) as Plan Administrator for each Participant in the Plan. As record holder for the Plan Shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants' Plan accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional shares of Common Stock according to the portion of the Participants' shares of Company Stock designated to participate in the Dividend Reinvestment Program. Any remaining portion of cash dividends not designated for reinvestment will be sent to the Participant. See Question 9. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

     [The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock and preferred stock.]

                                 PARTICIPATION

     For purposes of this section, responses are generally directed (a) to existing stockholders, according to the method by which their shares are held, or (b) to investors who are not currently stockholders but would like to make an initial purchase of Common Stock to become a Participant. Existing stockholders are either Record Owners or Beneficial Owners. A Record Owner is a stockholder who owns shares of Company Stock in his or her own name. A Beneficial Owner is a stockholder who beneficially owns shares of Company Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a bank, broker or other nominee). A RECORD OWNER MAY PARTICIPATE DIRECTLY IN THE PLAN, WHEREAS A BENEFICIAL OWNER WILL EITHER HAVE TO BECOME A RECORD OWNER BY HAVING ONE OR MORE SHARES TRANSFERRED INTO HIS OR HER OWN NAME OR COORDINATE HIS OR HER PARTICIPATION IN THE PLAN THROUGH THE BANK, BROKER OR OTHER NOMINEE IN WHOSE NAME THE BENEFICIAL OWNER'S SHARES ARE HELD. For more detailed information and instructions, see Questions 5 and 6.

5.  WHO IS ELIGIBLE TO PARTICIPATE?

     Record Owners. All Record Owners of Company Stock are eligible to participate directly in the Plan.

     Beneficial Owners. In order to participate directly in the Dividend Reinvestment Program of the Plan, a Beneficial Owner must become a Record Owner by having one or more shares transferred into his or her own name from that of the applicable bank, broker or other nominee. Alternatively, a Beneficial Owner may seek to arrange with the bank, broker or other nominee who is the Record Owner to participate on the Beneficial Owner's behalf.

     Non-stockholders. Individuals who do not presently own any Company Stock (as either a Record Owner or Beneficial Owner) may participate in the Plan by making an initial purchase of Common Stock through the Stock Purchase Program.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.3%

(the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on the transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The above summary of the ownership limitation is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended from time to time. The Company reserves the right to invalidate any purchases made under the Plan that, in the Company's sole discretion, may violate the 9.3% ownership limit. Any grant of a Request for Waiver, as more fully described in Question 17, shall not be deemed to be a waiver of such ownership limits.

6.  HOW DOES AN ELIGIBLE PERSON PARTICIPATE?

     Record Owners may join the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator. Authorization Forms may be
obtained at any time by written request to                [address] or by
telephoning the Plan Administrator at (   )      -     . Additionally, holders
of shares currently enrolled in the Company's prior Dividend Reinvestment Plan will automatically be enrolled in this Plan.

     Beneficial Owners who wish to join the Plan must instruct their bank, broker or other nominee to arrange participation in the Plan on the Beneficial Owner's behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Should the Beneficial Owner wish to participate in the Stock Purchase Program, a Broker and Nominee Form ("B&N Form") must also be sent to the Plan Administrator for the bank, broker or other nominee to participate in the Stock Purchase Program on behalf of the Beneficial Owner. See Question 8. To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest dividends and accept optional cash payments under the Stock Purchase Program by Record Owners such as brokers, banks and other nominees, on behalf of Beneficial Owners. Interested Beneficial Owners are cautioned to insure that the broker, bank or other nominee passes along the credit for any applicable discount to the beneficiary's account.

     Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reregistered by the bank, broker or other nominee in the Beneficial Owner's own name as Record Owner in order to directly participate in the Plan.

     Non-stockholders may join the Plan as a Record Owner by making an initial investment in an amount of at least $100 up to $10,000 (unless the maximum limit is specifically waived by the Company, as discussed in Question 17). The non-stockholder should mark the box on the Authorization Form indicating that it is a non-stockholder wishing to become a Participant and should designate the amount of the initial purchase of Common Stock. At the same time, the new Participant may designate all, a portion or none of the purchased shares to be enrolled in the Dividend Reinvestment Program. The Authorization Form should be returned to the Plan Administrator, with payment, on or before the applicable dates discussed below.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE PLAN ADMINISTRATOR WITHOUT SPECIFYING THE NUMBER OF SHARES TO BE INCLUDED IN THE DIVIDEND REINVESTMENT PROGRAM WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION DESCRIBED BELOW. See Question 7 for other investment option information.

     If an Authorization Form requesting reinvestment of dividends is received by the Plan Administrator at least five (5) business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is received less than five (5) business days before the

Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such stockholder or the participating bank, broker or other nominee is still a holder of record. Additionally, for Participants wishing to make optional cash payments to purchase shares under the Stock Purchase Program, full payment must be received by the Plan Administrator by the Optional Cash Payment Due Date. In the case of current non-stockholders making an initial investment to become Participants, both the Authorization Form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date. See also Questions 7 and 8.

7.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form appoints the Plan Administrator as plan administrator for the Participant and directs the Company to pay to the Plan Administrator the Participant's cash dividends on the Company Stock owned by the Participant on the applicable Record Date and enrolled in the Dividend Reinvestment Program, including all whole and fractional shares of Common Stock credited to the Participant's Plan account as they are added with each reinvestment or optional cash purchase. Cash dividends with respect to shares enrolled in the Dividend Reinvestment Program will be automatically reinvested by the Plan Administrator in shares of Common Stock. Any remaining cash dividends on Company Stock not enrolled in the Dividend Reinvestment Program will be paid directly to the Participant.

     Additionally, the Authorization Form directs the Plan Administrator to purchase Common Stock with a Participant's optional cash payments, if any, and whether to enroll all, a portion or none of such purchased shares in the Dividend Reinvestment Program. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose bank, broker or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

     The Authorization Form provides for the purchase of initial or additional shares of Common Stock through the following investment options:

          (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Company Stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares (except as otherwise directed under (3) below), together with any optional cash payments, toward the purchase of additional Plan Shares.

          (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number shares of Company Stock then or subsequently registered in the Participant's name and specified on the Authorization Form and all cash dividends on all Plan Shares (except as otherwise directed under (3) below), together with any optional cash payments, toward the purchase of additional Plan Shares.

          (3) If "Optional Cash Payments" is elected, the Plan Administrator will apply any optional cash payments made by the Participant to the purchase of additional shares of Common Stock in accordance with the Plan and will apply dividends on such additional Plan Shares as directed. Unless the Participant designates only a portion or none of such new Plan Shares for enrollment in the Dividend Reinvestment Program, the Participant will be enrolled as having selected the Full Dividend Reinvestment Option.

     Each Participant may select any one of the options desired, and the designated options will remain in effect until a Participant specifies otherwise by indicating a different option on a new Authorization Form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell the Participant's Common Stock (see Questions 26 and 27), or until the Plan is terminated.

     Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 35. Any Authorization Form which is returned to the Plan Administrator to change a Participant's investment options will be effective in accordance with the schedule described in the last paragraph of Question 6.

     Any Participant who returns a properly executed Authorization Form to the Plan Administrator without electing an investment option will be enrolled as having selected the Full Dividend Reinvestment option.

8.  WHAT DOES THE B&N FORM PROVIDE?

     The B&N Form provides the only means other than redesignation of the stock in the Beneficial Owner's own name, by which a bank, broker or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time that such bank, broker or other nominee transmits Optional Cash Payments on behalf of a Beneficial Owner. Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 35.

     Prior to submitting the B&N Form, the bank, broker or other nominee for a Beneficial Owner must make arrangements with its securities depository and the Plan Administrator in order to participate on behalf of the Beneficial Owner. See Questions 5 and 6.

     THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE APPLICABLE RECORD DATE OR OPTIONAL CASH PAYMENT DUE DATE OR THE PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.  IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

     Yes. New investors, Record Owners or the bank, broker or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Participant will continue to receive cash dividends on the remainder of the shares.

10.  WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

     A Record Owner may join the Plan at any time. A non-stockholder may join the Plan by making an initial investment of $100 to $10,000 (or more by permission of the Company) when returning the Authorization Form. See Question
7. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Questions 26 and 27 regarding withdrawal from the Plan.

11.  WHAT ARE INVESTMENT DATES AND WHEN WILL DIVIDENDS OR OTHER MONEY BE
INVESTED?

     Shares purchased under the Plan will be purchased on the "Investment Date" in each month. The Investment Date with respect to the Common Stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date. See Question 18 for detailed information concerning Investment Dates for optional cash payments under the Stock Purchase Program.

     When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where shares of Common Stock are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

     Shares will be allocated and credited to Participants' Plan accounts on the appropriate Investment Date.

     NO INTEREST WILL BE PAID ON CASH DIVIDENDS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN.

                         PURCHASES AND PRICES OF SHARES

12.  WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN?

     With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), unless share are purchased on the open market, shares will be purchased directly from the Company for the Plan at a discount from the Market Price (as defined below) established by the Company from time to time, currently 3% for both reinvested dividends and optional cash payments. If shares are purchased on the open market for the Plan, Participants will receive a discount from the Market Price, established by the Company from time to time in the range of 0% to 5%, currently 3% for both reinvested dividends and optional cash payments, after including the amount of any brokerage commissions paid by the Company. In the case of open market purchases, in no event will the aggregate amount of (i) any applicable brokerage commissions as described in Question 21 below plus (ii) any discount from the Market Price exceed the lesser of 5% of the fair market value of the Common Stock (a) at the time of purchase or (b) on the Investment Date. In the case of purchases from the Company, in no event will the discount from the Market Price exceed 5% of the fair market value of the Common Stock on the Investment Date.

     Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount, the Company will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant Record Date, or prior to enrollment for new investors, via an appropriate press release.

     The "Market Price," in the case of shares purchased directly from the Company, will be the average of the daily high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the "Pricing Period" (i.e., the ten (10) days on which the NYSE is open and for which trades in the Company's Common Stock are reported (each a "Trading Day") immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). In the case of shares purchased on the open market, the "Market Price" will be the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

     Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

13.  WHAT ARE THE RECORD DATES FOR DIVIDEND REINVESTMENT?

     For the reinvestment of dividends, the "Record Date" is the record date declared by the Company's Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the Investment Date. See Question 11 for further details about Investment Dates. Please refer to Questions 11, 18 and 19 for a discussion of the Investment Dates and Optional Cash Payment Due Dates applicable to optional cash payments.

14.  HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

     A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the applicable discounted Market Price (i.e., the Market Price per share as calculated pursuant to the methods described in Question 12, as applicable, minus the relevant discount, if any). The total amount to be invested will depend on the amount of any dividends paid on the number of shares owned by the Participant and designated for reinvestment, plus dividends on the Plan Shares in such Participant's Plan account designated for reinvestment and the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Plan Shares will be purchased either directly from the Company or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the General Counsel of the Company at (415) 391-4300.

16.  HOW DOES THE STOCK PURCHASE PROGRAM WORK?

     All current Record Owners and non-stockholders who have timely submitted signed Authorization Forms indicating their intention to participate in this program of the Plan, and Beneficial Owners whose brokers, banks or other nominees have timely indicated their intention to participate in this program (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a bank, broker or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than the Optional Cash Payment Due Date to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Questions 11 and 18) and will enroll all, a portion or none of such shares in the Dividend Reinvestment Program as so directed by the Participant on the Authorization Form.

     The discount from the Market Price applicable to optional cash payments up to the monthly limit of $10,000 will be 3% (subject to change) of the Market Price (as defined in Question 12). For optional cash payments in excess of $10,000, the discount will be established each month (between 0% and 5%) by the Company. Refer to Question 17 for a discussion of the possible limitations applicable to the purchase of shares made with optional cash payments.

17.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

     Minimum/Maximum Limits. For any Investment Date, each optional cash payment is subject to a minimum of $100 and a maximum of $10,000. See Question 18 regarding the determination of Investment Dates for optional cash payments. For purposes of these limitations, all Plan accounts under common control, management or representation by a bank, broker or other nominee on a single B&N Form will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such maximum limit has been waived by the Company, will be returned to the Participant without interest at the end of the relevant Pricing Period.

     Threshold Price. The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash payments made pursuant to Requests for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sales price of the Common Stock on the NYSE, or other applicable securities exchange, for each day of the applicable Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for 3 of the 10 days in a Pricing

Period, then the Market Price will be based on the remaining 7 days when the Threshold Price is satisfied. For each day during the Pricing Period for which the Threshold Price is not satisfied, 1/10 of each optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date.

     The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period.

     Waiver Discount. Each month the Company may establish a discount from the Market Price applicable only to optional cash payments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 5% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved Request for Waiver for that month. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash payment and not just the portion that exceeds $10,000.

     The establishment of a Waiver Discount applies only to optional cash payments made pursuant to a Request for Waiver. All other optional cash payments will be made at a 3% discount from the Market Price (subject to change) without regard to any Waiver Discount.

     Request for Waiver. Optional cash payments in excess of $10,000 per month may be made only pursuant to a Request for Waiver approved by the Company. Participants who wish to submit an optional cash payment in excess of $10,000 for any Investment Date must obtain the prior written approval of the Company, and a copy of such written approval must accompany any such optional cash payment. In order to receive a Request for Waiver Form, Participants should
request the form from the Company via facsimile at (   )      -     . At least
five (5) business days prior to the applicable Optional Cash Payment Due Date for an Investment Date, the Company will determine whether to establish a Threshold Price and/or a Waiver Discount. This determination will be made by the Company in its discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived, and obtain the Waiver Discount, for the
given Pricing Period by telephoning the Company at (   )      -     to hear a
pre-recorded message. A Request for Waiver and Authorization Form must then be
received by the Company via U.S. mail, overnight courier or facsimile at (   )
     - for that month at least two (2) business days before the Optional Cash Payment Due Date. The Company will then notify the Participant if the Request for Waiver has been approved no later than one business day prior to the Optional Cash Payment Due Date. Please refer to Question 19 for further procedural details with respect to submitting timely payments and the allowable period within which bank clearance must be achieved.

     THE COMPANY HAS SOLE DISCRETION WHETHER TO GRANT ANY APPROVAL FOR OPTIONAL CASH PAYMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider a variety of relevant factors including, but not limited to, transaction costs, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash payments in excess of $10,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved Requests for Waiver.

18.  WHAT ARE THE DUE DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS?

     Optional cash payments will be invested every month on the related Investment Date. The "Optional Cash Payment Due Date" is one business day prior to the commencement of the related Pricing Period and the "Investment Date" is on or about the first day of each month or, in the case of open market purchases, no later than the last business day of each month.

     Optional cash payments received by the Plan Administrator by the Optional Cash Payment Due Date will be applied to the purchase of shares of Common Stock on the applicable Investment Date. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Optional Cash Payment Due Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period as to which the Company is entertaining Requests for Waiver.

19.  WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR?

     Each month the Plan Administrator will apply an optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question 18. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire transfer by the Optional Cash Payment Due Date and such check, money order or wire transfer must have cleared before the related Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made
payable to "               -- TriNet Corporate Realty Trust, Inc. DRSPP." Checks
returned for any reason will not be resubmitted for collection.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER SUBMISSION OF OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE OPTIONAL CASH PURCHASE DUE DATE.

     In order for payments to be invested on the Investment Date, in addition to the timely receipt of good funds, the Plan Administrator must have received an Authorization Form or a B&N Form, as appropriate. See Questions 6 and 8.

20.  MAY OPTIONAL CASH PAYMENTS BE RETURNED?

     Upon telephone or written request to the Plan Administrator received at least five (5) business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. If requests are received less than five (5) business days prior to such date, optional cash payments will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment made pursuant to a Request for Waiver will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the applicable Threshold Price, if any. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

     Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan. The Company will pay all other costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other shares of the Company Stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

                            REPORTS TO PARTICIPANTS

22.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     Each Participant in the Plan will receive a quarterly statement regarding his or her account. Each Participant will also receive a statement of his or her account following each purchase of Plan Shares. These statements are the Participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its stockholders, the notice of annual meeting and proxy statement in connection with its annual meeting of stockholders and Internal Revenue Service information for reporting dividends paid.

                             DIVIDENDS ON FRACTIONS

23.  WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

     Yes. Any fractional share held in a Participant's Plan account that has been designated for participation in the Dividend Reinvestment Program of the Plan will receive a proportionate amount of any dividend declared on the Common Stock.

                            CERTIFICATES FOR SHARES

24.  WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

     Normally, Common Stock purchased for Participants under the Plan will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 35. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

     A Participant may also elect to deposit with the Plan Administrator certificates for the stockholder's other shares of Company Stock registered in his or her name for safekeeping under the Plan without charge. Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 35 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new, differently numbered certificates will be issued.

25.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for those shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request must be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the Plan account. See Question 38.

                          WITHDRAWALS AND TERMINATION

26.  WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

     Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her Plan account at any time. If the request to withdraw is received prior to a Record Date set by the Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

     If the request to withdraw is received by the Plan Administrator on or after a Record Date, but before the payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's Plan account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

     Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least five (5) business days prior to the Optional Cash Payment Due Date.

27.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her Plan account must notify the Plan Administrator in writing at its address set forth in the answer to Question 35. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued free of charge. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her Plan account. The Plan Administrator will sell the shares as requested within ten (10) business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five (5) business days of the sale.

28.  ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

     Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative at least five (5) business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payment Due Date for such payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five (5) business days before the next Record Date or Optional Cash Payment Due Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's Plan Shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

                               OTHER INFORMATION

29. WHAT HAPPENS TO A PARTICIPANT'S PLAN SHARES IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMPANY STOCK REGISTERED IN THE PARTICIPANT'S NAME?

     If a Participant who is a Record Holder sells or transfers all of the shares registered in the Participant's name, the Participant will still remain in the Plan with respect to any Plan Shares held by the Plan

Administrator and will continue to earn dividends unless the Participant notifies the Plan Administrator to terminate participation by giving the Plan Administrator a withdrawal notice prior to the next relevant Record Date. See Question 27.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT?

     Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of stockholders not participating in the Plan.

31. HOW WILL SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT MEETINGS OF STOCKHOLDERS?

     If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant should receive a proxy covering shares held in the Plan from his or her bank, broker or other nominee.

     If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

     The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company. The Company may also substitute another plan administrator in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution.

34.  WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY STOCK?

     A Participant's investment in Plan Shares is no different from his or her investment in directly held Company Stock. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

35.  WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

     All correspondence regarding the Plan should be directed to:

     [Plan Administrator]
     [Address]
     [Phone]

     Please mention TriNet Corporate Realty Trust, Inc. and this Plan in all correspondence.

36.  HOW IS THE PLAN INTERPRETED?

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

37.  WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

38.  MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

     None of the shares of Company Stock credited to a Participant's Plan account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan. See Question 27 regarding withdrawal of Plan Shares.

39. IF THE COMPANY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

     In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Plan Administrator will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by the Plan Administrator for Participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. In the event such rights are not saleable or detachable, the Plan will hold such rights for the benefit of Participants. A Participant who wishes to receive directly any such rights may do so by sending to the Plan Administrator, at least five business days before the rights offering record date, a written request that certificates for shares in his or her account be sent to him or her.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

40.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The following summary is based upon interpretations of current federal tax law. It is important for Participants to consult their own tax advisers to determine particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

  Dividend Reinvestment Program

     Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, on the Investment Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. The trading value on that specific date may vary from the Market Price determined under the Plan for such shares.

     Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

EXAMPLE 1:

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 3% discount from the Market Price where the fair market value for tax purposes is the same as the Market Price and where none of the dividends constitutes a tax-free return of capital.

Cash dividends reinvested...................................  $ 100.00
Assumed Market Price*.......................................  $  20.00
Less 3% discount per share..................................  $  (0.60)
                                                              --------
Net purchase price per share................................  $  19.40
Number of shares purchased ($100.00/$19.40).................     5.155
Total taxable dividend resulting from transaction (20.00 X
  5.155)**..................................................    103.10

---------------

 * This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.
** Assumes trading price on Investment Date also equals $20.00.

  Stock Purchase Program

     The tax consequences relating to a discount associated with an optional cash purchase are not entirely clear under current law. Nonetheless, the Internal Revenue Service (the "IRS") has indicated in a recent private ruling issued to other REITs that the discount associated with an optional cash purchase will be treated as a distribution to a participant in that REIT's dividend reinvestment and optional cash purchase plan if and only if that participant also is enrolled in the dividend reinvestment program aspect of that plan at the time of the optional cash purchase. Accordingly, if the Participant is enrolled in the Dividend Reinvestment Program, then the Participant should be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. However, if the Participant is not enrolled in the Dividend Reinvestment Program, then the Participant should not be treated as having received a distribution on account of the discount associated with the optional cash payment. Participants should be aware that the private rulings described above are not binding on the IRS with respect to the Plan and that the tax characterization of discounts on optional cash purchases remains unsettled. Notwithstanding the private rulings described above, the Company also may determine that it should report and/or the IRS may require that the Company and Participants treat the excess value of shares acquired under the Stock Purchase Program as a distribution regardless of whether such Participants are enrolled in the Dividend Reinvestment Plan. PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

     Shares acquired through the Stock Purchase Program under the Plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend.

The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares.

EXAMPLE 2:

     The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 3% discount from the Market Price where the fair market value for tax purposes differs from the Market Price and where the Participant also is enrolled in the Dividend Reinvestment Plan and where none of the dividends constitutes a tax-free return of capital.

Optional cash payment.......................................  $ 100.00
Assumed Market Price*.......................................  $  20.00
Less 3% discount per share..................................  $  (0.60)
                                                              --------
Net purchase price per share................................  $  19.40
Number of shares purchased ($100.00/$19.40).................     5.155
Total taxable dividend resulting from transaction (5.155 X
  $20.50 - $100.00)**.......................................  $  5.678

---------------

 * This price is assumed for illustrative purposes only, and will vary with the market price of Common Stock.
** This example assumes a trading price on the Investment Date of $20.50.

     A Participant's holding period for shares acquired pursuant to either program under the Plan will begin on the day following the Investment Date. Dividends received by corporate stockholders will not be eligible for the dividends received deduction.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

41. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO STOCKHOLDERS WHO PARTICIPATE IN THE PLAN?

     If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's Plan account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

                                   DIVIDENDS

     The Company has paid dividends since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that Record
Dates for the Common Stock are normally the                day of
               ,                ,                and                . The
Company anticipates that Record Dates for each series of the 9 3/8% Series A Cumulative Preferred, 9.2% Series B Cumulative Preferred and 8.0% Series C
Cumulative Preferred in the future may be on the                day of
               ,                ,                and                . The
Company anticipates that dividends will be payable generally on the of the month subsequent to such Record Dates. The actual dates will be set by the Board of Directors in its sole discretion from time to time.

                              PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase Program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan.

     Except with respect to sales of Common Stock relating to reinvested dividends, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and consolidated statements of income, retained earnings and cash flows for each of the three years in the period ending December 31, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     "Authorization Form" means the form adopted by the Company by which a new investor joins the Plan and by which a Participant or new investor directs the Plan Administrator to reinvest all, a portion or none of the dividends, as more fully described in Question 7.

     "Beneficial Owners" means stockholders who beneficially own shares of Company Stock that are registered in a name other than their own (for example, in the name of a bank, broker or other nominee).

     "B&N Form" means a Broker and Nominee form used to permit a Beneficial Owner's bank, broker or other nominee to participate in the Stock Purchase Program on the Beneficial Owner's behalf.

     "Business day" means any day other than Saturday, Sunday or legal holiday on which NYSE or another applicable securities exchange is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock, $.01 par value, of the Company.

     "Company" means TriNet Corporate Realty Trust, Inc., a Maryland corporation.

     "Company Stock" means the Company's Common Stock and any other classes of equity securities outstanding from time to time, collectively.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Investment Date" means, with respect to Common Stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date; and with respect to Common Stock acquired pursuant to an optional cash payment, in the case of shares acquired directly from the Company, on or about the first business day of each month; or in the case of open market purchases, no later than the last business day of each month.

     "Market Price" means, with respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares acquired directly from the Company, the average high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (i.e., the ten (10) days on which NYSE or another applicable securities exchange is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

     "NYSE" means the New York Stock Exchange.

     "Optional Cash Payment Due Date" means one business day prior to the relevant Pricing Period.

     "Participant" means a Record Owner of Company Stock, the Beneficial Owner of Company Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-shareholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

     "Plan" means the TriNet Corporate Realty Trust, Inc. Dividend Reinvestment and Stock Purchase Plan.

     "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs
other duties related to the Plan.                currently serves as Plan
Administrator of the Plan.

     "Plan Shares" means all shares of Common Stock held in a Participant's account under the Plan, including shares purchased through the Stock Purchase Program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of Company Stock enrolled in the Dividend Reinvestment Program.

     "Pricing Period" means the period encompassing the 10 days during which the Common Stock is traded on the NYSE or other securities exchange preceding the relevant dividend reinvestment or optional cash payment Investment Date.

     "Record Date" means, with respect to reinvestments of dividends, the record date declared by the Company's Board of Directors for such dividend.

     "Record Owner" means a stockholder who own shares of the Company's Stock in his or her own name.

     "Request for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

     "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price (based on a variety of potential considerations as discussed in Question 17) and may vary from month to month.

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     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

              TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Use of Proceeds.......................    4
Summary of Plan.......................    5
The Plan..............................    6
Purpose...............................    6
Options Available to Participants.....    7
Advantages and Disadvantages..........    7
Administration........................    8
Participation.........................    9
Purchases and Prices of Shares........   13
Reports to Participants...............   17
Dividends on Fractions................   17
Certificates for Shares...............   17
Withdrawals and Termination...........   18
Other Information.....................   18
Certain Federal Income Tax
  Considerations......................   20
Dividends.............................   22
Plan of Distribution..................   23
Legal Matters.........................   23
Experts...............................   23
Glossary..............................   23


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                                     [LOGO]

                            TRINET CORPORATE REALTY
                                  TRUST, INC.

                        3,000,000 SHARES OF COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                                           , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration............................................  $27,159
Legal Fees and Expenses.....................................   20,000
Accounting Fees and Expenses................................    5,000
Printing and Engraving Fees.................................   15,000
Blue Sky Fees and Expenses..................................    1,000
Miscellaneous...............................................    1,841
                                                              -------
Total.......................................................  $70,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation and Bylaws, each as amended, provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. The Company has also entered into an indemnification agreement with each of the members of the Board of Directors who are not officers of the Company (the "Independent Directors"), pursuant to which the Company has agreed to indemnify the Independent Directors against certain liabilities incurred in connection with their service as Directors. These provisions and contracts could reduce the legal remedies available to the Company and its stockholders against these individuals.

     The Maryland General Corporation Law generally permits the liability of Directors and officers to a corporation or its stockholders for money damages to be limited, unless it is proved that (i)(a) the Director or officer actually received an improper personal benefit in money, property or services, (b) the Director of officer acted in bad faith, or (c) the Director's or officer's act or omission was the result of active and deliberate dishonesty, and (ii) the Director's or officer's act or omission was material to the matter giving rise to the proceeding. However, if the proceeding was one by or in the right of the Company, indemnification may not be made in respect of any proceeding in which the Director or officer shall have been adjudged to be liable to the Company. These provisions do not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

ITEM 16.  EXHIBITS

 5.1  -- Opinion of Goodwin, Procter & Hoar LLP, as to legality.*
 8.1 -- Opinion of Goodwin, Procter & Hoar LLP, as to certain federal income tax matters*
23.1  -- Consent of Goodwin, Procter & Hoar LLP (included in
         Exhibits 5.1 and 8.1).*
23.2 -- Consent of PricewaterhouseCoopers LLP, independent accountants.
24.1  -- Power of Attorney (set forth on signature page).
99.1  -- Form of Authorization form.*
99.2  -- Form of Broker & Nominee form.*
99.3  -- Form of Request for Waiver form.*

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that its has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 24th day of September, 1998.

                                            TRINET CORPORATE REALTY TRUST, INC.

                                            By: /s/ A. William Stein
                                              ----------------------------------
                                              A. William Stein
                                              Executive Vice President and Chief
                                                Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of TriNet Corporate Realty Trust, Inc. hereby severally constitute Robert W. Holman, Jr. and A. William Stein, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, a registration statement on Form S-3 that may subsequently be filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and that would incorporate by reference this Registration Statement, and any and all amendments to either of said registration statements, and generally to do all such things in our names and in our capacities as officers and directors to enable TriNet Corporate Realty Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                  CAPACITY                    DATE
                     ---------                                  --------                    ----
             /s/ ROBERT W. HOLMAN, JR.               Chairman of the Board of        September 24, 1998
---------------------------------------------------    Directors and Chief
               Robert W. Holman, Jr.                   Executive Officer (Principal
                                                       Executive Officer)

             /s/ WILLIS ANDERSON, JR.                Director                        September 24, 1998
---------------------------------------------------
               Willis Anderson, Jr.

               /s/ JOHN G. MCDONALD                  Director                        September 24, 1998
---------------------------------------------------
                 John G. McDonald

               /s/ ROBERT S. MORRIS                  Director                        September 24, 1998
---------------------------------------------------
                 Robert S. Morris

              /s/ STEPHEN B. ORESMAN                 Director                        September 24, 1998
---------------------------------------------------
                Stephen B. Oresman

               /s/ GEORGE R. PUSKAR                  Director                        September 24, 1998
---------------------------------------------------
                 George R. Puskar

               /s/ A. WILLIAM STEIN                  Executive Vice President and    September 24, 1998
---------------------------------------------------    Chief Financial Officer
                 A. William Stein                      (Principal Accounting
                                                       Officer)